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                December 7, 2022

       Jonathan Ledecky
       Chief Operating Officer
       Northern Star Investment Corp. II
       405 Lexington Avenue, 44th Floor
       New York, NY 10174

                                                        Re: Northern Star
Investment Corp. II
                                                            Preliminary Proxy
Materials
                                                            Filed November 22,
2022
                                                            File No. 001-39929

       Dear Jonathan Ledecky:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Finance
       cc:                                              Jeffrey M. Gallant